Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA TO INITIATE A DIVIDEND AND REPURCHASE ADDITIONAL SHARES

San Jose, Calif., March 28, 2007 — Altera Corporation (NASDAQ: ALTR) today announced that its board of directors has authorized a common stock dividend and an increase in the number of shares that may be repurchased under the company’s ongoing share repurchase program.

Altera will pay a quarterly dividend of $0.04 per share on June 1, 2007 to shareholders of record on May 10, 2007.

Altera’s board of directors has approved a 50 million share increase in the number of shares authorized for repurchase under the company’s share repurchase program. Combined with the remaining shares previously authorized, there are now 57 million shares authorized by the board of directors for repurchase. The company intends to repurchase shares in the open market or through structured transactions. As of March 27, 2007, the company has repurchased 7.2 million shares year-to-date at a cost of $145 million. Since the initiation of the company’s share repurchase program in 1996, Altera has repurchased 101 million shares at a cost of $2.1 billion.

“Today’s announcement to pay a dividend and to increase our share repurchase authorization demonstrates our commitment to use the company’s strong cash flow for the benefit of our shareholders. Including the shares we have repurchased year-to-date, we expect to spend up to $1 billion to repurchase our shares during 2007 and the first half of 2008. Our newly announced dividend reinforces our view that Altera’s future remains bright and that our cash flow generation will remain strong,” said John Daane, president, chief executive officer, and chairman of the board.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include projections concerning the amount and timing of share repurchases and future cash flow generation. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including Altera’s ability to fund share repurchases and generate positive cash flow as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.